Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: July 29, 2021

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2021 RESULTS

Southfield, Michigan – July 29, 2021 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $288.6 million, or $17.18 per diluted share, for the three months ended June 30, 2021 compared to consolidated net income of $96.4 million, or $5.40 per diluted share, for the same period in 2020. For the six months ended June 30, 2021, consolidated net income was $490.7 million, or $28.96 per diluted share, compared to consolidated net income of $12.6 million, or $0.70 per diluted share, for the same period in 2020.

Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2021 was $230.3 million, or $13.71 per diluted share, compared to $154.1 million, or $8.63 per diluted share, for the same period in 2020. For the six months ended June 30, 2021, adjusted net income was $395.1 million, or $23.32 per diluted share, compared to adjusted net income of $329.8 million, or $18.29 per diluted share, for the same period in 2020.

Our results for the second quarter of 2021 included:
•An increase in forecasted collection rates for Consumer Loans assigned in 2017 through 2021, which increased forecasted net cash flows from our loan portfolio by $104.5 million.
•Forecasted profitability per Consumer Loan assignment that is consistent with our initial estimate for Consumer Loans assigned in 2021 and significantly in excess of our initial estimates for Consumer Loans assigned in 2018 through 2020.
•A decline in Consumer Loan assignment volume, as unit and dollar volumes declined 28.7% and 20.5%, respectively, as compared to the second quarter of 2020.
•Stock repurchases of approximately 598,000 shares, which represented 3.6% of the shares outstanding at the beginning of the quarter.

Impact of COVID-19 Pandemic

Although the immediate impact of the COVID-19 virus has subsided, the impact of the COVID-19 pandemic on our business continues to be significant. Starting in mid-March 2020, we experienced a substantial reduction in demand for our product and a significant decline in cash flows from our loan portfolio that lasted through mid-April 2020, after which collections and new loan volumes improved significantly. Starting in late July 2020 and continuing through February 2021, we experienced another substantial reduction in demand for our product as federal stimulus and enhanced unemployment benefit payments lapsed, dealer inventories declined and used vehicle prices increased. Demand for our product improved again in March and April 2021 as additional federal stimulus payments were distributed. Starting in May 2021 and continuing through July 2021, we experienced another significant decline in demand for our product. We believe that this decline is primarily due to low dealer inventories and further increases in used vehicle prices, which we believe are primarily due to the downstream impact of supply chain disruptions in the automotive industry.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of Consumer Loan collection rates as of June 30, 2021 with the forecasts as of March 31, 2021, as of December 31, 2020 and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Current Forecast Variance from
Consumer Loan Assignment Year	June 30, 2021	March 31, 2021	December 31, 2020	Initial Forecast	March 31, 2021	December 31, 2020	Initial Forecast
2012	73.8%	73.8%	73.8%	71.4%	0.0%	0.0%	2.4%
2013	73.4%	73.4%	73.4%	72.0%	0.0%	0.0%	1.4%
2014	71.6%	71.6%	71.6%	71.8%	0.0%	0.0%	-0.2%
2015	65.2%	65.2%	65.2%	67.7%	0.0%	0.0%	-2.5%
2016	63.7%	63.6%	63.6%	65.4%	0.1%	0.1%	-1.7%
2017	64.4%	64.2%	64.1%	64.0%	0.2%	0.3%	0.4%
2018	64.7%	64.3%	64.0%	63.6%	0.4%	0.7%	1.1%
2019	65.8%	65.1%	64.4%	64.0%	0.7%	1.4%	1.8%
2020	67.0%	66.1%	64.8%	63.4%	0.9%	2.2%	3.6%
2021 (2)	65.8%	64.8%	—	65.7%	1.0%	—	0.1%

(1)    Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment.  Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.
(2)    The forecasted collection rate for 2021 Consumer Loans as of June 30, 2021 includes both Consumer Loans that were in our portfolio as of March 31, 2021 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of			Current Forecast Variance from
2021 Consumer Loan Assignment Period	June 30, 2021	March 31, 2021	Initial Forecast	March 31, 2021	Initial Forecast
January 1, 2021 through March 31, 2021	65.3%	64.8%	64.9%	0.5%	0.4%
April 1, 2021 through June 30, 2021	66.5%	—	66.7%	—	-0.2%

Consumer Loans assigned in 2012, 2013, and 2018 through 2020 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2015 and 2016 have yielded forecasted collection results materially worse than our initial estimates. For all other assignment years presented, actual results have been close to our initial estimates. For the three months ended June 30, 2021, forecasted collection rates improved for Consumer Loans assigned in 2017 through 2021 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the six months ended June 30, 2021, forecasted collection rates improved for Consumer Loans assigned in 2017 through 2020 and were generally consistent with expectations at the start of the period for all other assignment years presented.

The changes in forecasted collection rates for the three and six months ended June 30, 2021 and 2020 impacted forecasted net cash flows (forecasted collections less forecasted dealer holdback payments) as follows:

(In millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Increase (Decrease) in Forecasted Net Cash Flows	2021	2020	2021	2020
Dealer loans	$32.9	$(0.1)	$59.6	$(76.0)
Purchased loans	71.6	24.5	152.3	(106.1)
Total	$104.5	$24.4	$211.9	$(182.1)

During the first quarter of 2020, we reduced our estimate of future net cash flows from our loan portfolio by $206.5 million, or 2.3% of the forecasted net cash flows at the start of the period, primarily due to the impact of the COVID-19 pandemic. The reduction was comprised of: (1) $44.3 million calculated by our forecasting model, which reflected lower realized collections during the first quarter of 2020 and (2) an additional $162.2 million, which represented our best estimate of the future impact of the COVID-19 pandemic on future net cash flows. Under the GAAP methodology that we employ (known as the current expected credit loss model or CECL), changes in the amount and timing of forecasted net cash flows are recorded as a provision for credit losses in the current period. While the adjustment to our forecast, which we continued to apply through the second quarter of 2021, represents our best estimate at this time, the COVID-19 pandemic has created conditions that increase the level of uncertainty associated with our estimate of the amount and timing of future net cash flows from our loan portfolio.

The following table summarizes changes in realized collections in each of the last six quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Front End Collections (1)	Total Collections
March 31, 2020	8.8%	9.1%
June 30, 2020	11.4%	6.5%
September 30, 2020	15.6%	11.3%
December 31, 2020	12.4%	9.9%
March 31, 2021	22.7%	19.0%
June 30, 2021	20.9%	23.8%

(1)    Represents collections realized on Consumer Loans that are either current or in the early stages of delinquency.

Starting in mid-March 2020, we experienced a reduction in realized collections at the same time government authorities began to implement restrictions that limited economic activity. The reduction in front end collections reflected a lower volume of payments from customers while the reduction in total collections also included lower realized collections from repossessions, which were temporarily suspended as the COVID-19 crisis began to unfold. Starting in mid-April 2020, front end collections improved as federal stimulus and enhanced unemployment benefit payments were distributed. Starting in August 2020 and continuing through the end of 2020, the improvement in front end collections declined as federal stimulus and enhanced unemployment benefit payments lapsed, and unemployment rates, while improved, remained above pre-pandemic levels. For the quarter ended March 31, 2021, front end collections and total collections improved as additional federal stimulus payments were distributed. For the quarter ended June 30, 2021, the improvement in front end collections stabilized while total collections improved as collections from repossessions increased. Front end collections and total collections for the 28-day period ended July 28, 2021, increased 10.4% and 12.1%, respectively, compared to the same period in 2020. We believe the improvement in collections declined in July from the second quarter of 2021 primarily as a result of the impact of federal stimulus and enhanced unemployment benefit payments on July 2020 results and a decline in growth rate of our loan portfolio.

The following table presents information on the average Consumer Loan assignment for each of the last 10 years:

	Average
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)
2012	$15,468	$7,165	47
2013	15,445	7,344	47
2014	15,692	7,492	47
2015	16,354	7,272	50
2016	18,218	7,976	53
2017	20,230	8,746	55
2018	22,158	9,635	57
2019	23,139	10,174	57
2020	24,262	10,656	59
2021 (3)	24,788	11,216	60

(1)Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.
(2)Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program. Payments of dealer holdback and accelerated dealer holdback are not included.
(3)The averages for 2021 Consumer Loans include both Consumer Loans that were in our portfolio as of March 31, 2021 and Consumer Loans assigned during the most recent quarter. The following table provides averages for each of these segments:

	Average
2021 Consumer Loan Assignment Period	Consumer Loan	Advance	Initial Loan Term (in months)
January 1, 2021 through March 31, 2021	$24,601	$11,015	60
April 1, 2021 through June 30, 2021	25,039	11,485	59

Forecasting collection rates accurately at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we initially forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2021. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of June 30, 2021
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2012	73.8%	46.3%	27.5%	99.8%
2013	73.4%	47.6%	25.8%	99.5%
2014	71.6%	47.7%	23.9%	99.2%
2015	65.2%	44.5%	20.7%	98.4%
2016	63.7%	43.8%	19.9%	96.1%
2017	64.4%	43.2%	21.2%	89.7%
2018	64.7%	43.5%	21.2%	76.6%
2019	65.8%	44.0%	21.8%	57.6%
2020	67.0%	43.9%	23.1%	32.2%
2021 (3)	65.8%	45.2%	20.6%	7.6%
(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
(2)    Presented as a percentage of total forecasted collections.
(3)    The forecasted collection rate, advance rate and spread for 2021 Consumer Loans as of June 30, 2021 include both Consumer Loans that were in our portfolio as of March 31, 2021 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates and spreads for each of these segments:

	As of June 30, 2021
2021 Consumer Loan Assignment Period	Forecasted Collection %	Advance %	Spread %
January 1, 2021 through March 31, 2021	65.3%	44.8%	20.5%
April 1, 2021 through June 30, 2021	66.5%	45.9%	20.6%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2016 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate has ranged from 19.9% to 27.5%, on an annual basis, over the last 10 years. The spread was at the high end of this range in 2012, when the competitive environment was unusually favorable, and much lower during other years (2015 through 2021) when competition was more intense. The decrease in the spread from 2020 to 2021 was primarily the result of the performance of 2020 Consumer Loans, which has exceeded our initial estimates, partially offset by a higher initial spread on 2021 Consumer Loans, primarily due to a higher initial forecast on 2021 Consumer Loans.

The following table compares our forecast of Consumer Loan collection rates as of June 30, 2021 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	June 30, 2021	Initial Forecast	Variance	June 30, 2021	Initial Forecast	Variance
2012	73.6%	71.3%	2.3%	75.9%	71.4%	4.5%
2013	73.3%	72.1%	1.2%	74.3%	71.6%	2.7%
2014	71.5%	71.9%	-0.4%	72.5%	70.9%	1.6%
2015	64.5%	67.5%	-3.0%	68.9%	68.5%	0.4%
2016	62.9%	65.1%	-2.2%	65.8%	66.5%	-0.7%
2017	63.7%	63.8%	-0.1%	65.9%	64.6%	1.3%
2018	64.2%	63.6%	0.6%	65.9%	63.5%	2.4%
2019	65.4%	63.9%	1.5%	66.4%	64.2%	2.2%
2020	66.6%	63.3%	3.3%	67.5%	63.6%	3.9%
2021	65.6%	65.7%	-0.1%	66.0%	65.6%	0.4%

(1)    The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment. The forecasted collection rates represent the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of June 30, 2021 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2012	73.6%	46.0%	27.6%	75.9%	50.0%	25.9%
2013	73.3%	47.2%	26.1%	74.3%	51.5%	22.8%
2014	71.5%	47.2%	24.3%	72.5%	51.8%	20.7%
2015	64.5%	43.4%	21.1%	68.9%	50.2%	18.7%
2016	62.9%	42.1%	20.8%	65.8%	48.6%	17.2%
2017	63.7%	42.1%	21.6%	65.9%	45.8%	20.1%
2018	64.2%	42.7%	21.5%	65.9%	45.2%	20.7%
2019	65.4%	43.1%	22.3%	66.4%	45.6%	20.8%
2020	66.6%	43.0%	23.6%	67.5%	45.5%	22.0%
2021	65.6%	44.4%	21.2%	66.0%	46.8%	19.2%

(1)    The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.
(2)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread on dealer loans decreased from 23.6% in 2020 to 21.2% in 2021 primarily as a result of the performance of the 2020 Consumer Loans in our dealer loan portfolio, which has exceeded our initial estimates, partially offset by a higher initial spread on 2021 Consumer Loans in our dealer loan portfolio, primarily due to a higher initial forecast on 2021 Consumer Loans in our dealer loan portfolio. The spread on purchased loans decreased from 22.0% in 2020 to 19.2% in 2021 primarily as a result of the performance of the 2020 Consumer Loans in our purchased loan portfolio, which has exceeded our initial estimates by a greater margin than those assigned to us in 2021, partially offset by a higher initial spread on 2021 Consumer Loans in our purchased loan portfolio, primarily due to a higher initial forecast on 2021 Consumer Loans in our purchased loan portfolio.

Consumer Loan Volume
The following table summarizes changes in Consumer Loan assignment volume in each of the last ten quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2019	0.4%	5.1%
June 30, 2019	0.0%	5.6%
September 30, 2019	0.4%	7.6%
December 31, 2019	-5.3%	1.1%
March 31, 2020	-10.1%	-4.5%
June 30, 2020	5.7%	5.2%
September 30, 2020	-8.8%	-4.7%
December 31, 2020	-18.1%	-10.8%
March 31, 2021	-7.5%	-2.2%
June 30, 2021	-28.7%	-20.5%
(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.
Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.
Unit and dollar volumes declined 28.7% and 20.5%, respectively, during the second quarter of 2021 as the number of active dealers declined 10.8% and the average unit volume per active dealer declined 20.0%. Dollar volume declined less than unit volume during the second quarter of 2021 due to an increase in the average advance paid per unit. This increase was the result of an increase in the average size of the Consumer Loans assigned, primarily due to an increase in the average vehicle selling price.
The following table summarizes changes in Consumer Loan assignment unit volume in each of the last two quarters as compared to the same periods in 2019:

Three Months Ended	Percent Change in Unit Volume Compared to the Same Periods in 2019
March 31, 2021	-16.8%
June 30, 2021	-24.6%

Starting in mid-March 2020, we experienced a significant decline in unit volume that we believe was primarily due to the impact of COVID-19, which resulted in many dealers temporarily closing or restricting their operations and a deterioration in consumer demand for dealers that remained open. During the latter part of April 2020 and continuing into July 2020, unit volumes improved. We believe the improvement resulted from a combination of dealers gradually reopening their operations and the distribution of federal stimulus and enhanced unemployment benefit payments. Starting in late July 2020 and continuing through February 2021, we experienced another significant decline in unit volume as federal stimulus and enhanced unemployment benefit payments lapsed, dealer inventories declined and used vehicle prices increased. Unit volumes improved again in March and April 2021 as additional federal stimulus payments were distributed. Starting in May 2021 and continuing through July 2021, we experienced another significant decline in unit volume. We believe that this decline is primarily due to low dealer inventories and further increases in used vehicle prices, which we believe are primarily due to the downstream impact of supply chain disruptions in the automotive industry. Unit volume for the 28-day period ended July 28, 2021, declined 37.6% and 33.2% compared to the same periods in 2020 and 2019, respectively.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Consumer Loan unit volume	69,809	97,854	-28.7%	163,683	199,331	-17.9%
Active dealers (1)	8,333	9,342	-10.8%	10,165	11,149	-8.8%
Average volume per active dealer	8.4	10.5	-20.0%	16.1	17.9	-10.1%

Consumer Loan unit volume from dealers active both periods	59,643	82,271	-27.5%	144,330	176,868	-18.4%
Dealers active both periods	6,170	6,170	—	7,838	7,838	—
Average volume per dealer active both periods	9.7	13.3	-27.5%	18.4	22.6	-18.4%

Consumer loan unit volume from dealers not active both periods	10,166	15,583	-34.8%	19,353	22,463	-13.8%
Dealers not active both periods	2,163	3,172	-31.8%	2,327	3,311	-29.7%
Average volume per dealer not active both periods	4.7	4.9	-4.1%	8.3	6.8	22.1%
(1)    Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Consumer Loan unit volume from new active dealers	1,601	2,452	-34.7%	7,263	12,771	-43.1%
New active dealers (1)	449	590	-23.9%	1,155	1,492	-22.6%
Average volume per new active dealer	3.6	4.2	-14.3%	6.3	8.6	-26.7%

Attrition (2)	-15.9%	-17.1%		-11.3%	-11.6%

(1)    New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)    Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.
The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last six quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2020	64.9%	35.1%	60.5%	39.5%
June 30, 2020	62.5%	37.5%	59.1%	40.9%
September 30, 2020	64.1%	35.9%	60.9%	39.1%
December 31, 2020	65.3%	34.7%	62.7%	37.3%
March 31, 2021	65.4%	34.6%	62.7%	37.3%
June 30, 2021	66.9%	33.1%	64.0%	36.0%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of June 30, 2021 and December 31, 2020, the net dealer loans receivable balance was 61.1% and 61.4%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
GAAP average debt	$4,750.3	$4,786.9	-0.8%	$4,726.0	$4,692.0	0.7%
GAAP average shareholders' equity	2,443.6	2,015.6	21.2%	2,383.3	2,122.7	12.3%
Average capital	$7,193.9	$6,802.5	5.8%	$7,109.3	$6,814.7	4.3%
GAAP net income	$288.6	$96.4	199.4%	$490.7	$12.6	3,794.4%
Diluted weighted average shares outstanding	16,794,279	17,847,050	-5.9%	16,944,900	18,035,167	-6.0%
GAAP net income per diluted share	$17.18	$5.40	218.1%	$28.96	$0.70	4,037.1%

The increase in GAAP net income for the three months ended June 30, 2021, as compared to the same period in 2020, was primarily the result of the following:
•A decrease in provision for credit losses of 121.9% ($169.9 million), due to:
•A decrease in provision for credit losses on forecast changes of $107.3 million, primarily due to an improvement in Consumer Loan performance.
•A decrease in provision for credit losses on new Consumer Loan assignments of $62.6 million, due to a decline in Consumer Loan assignment unit volume and a decrease in the average provision for credit losses per Consumer Loan assignment primarily due to a higher initial forecast on 2021 Consumer Loan assignments.
•An increase in finance charges of 17.8% ($67.2 million), primarily due to an increase in the yields on new Consumer Loan assignments primarily due to the adoption of CECL on January 1, 2020, which requires us to recognize finance charges on new Consumer Loan assignments using effective interest rates based on contractual future net cash flows, which are significantly in excess of our expected yields.
•A decrease in operating expenses of 14.0% ($11.4 million), primarily due to:
•A decrease in salaries and wages expense of 21.3% ($10.4 million), primarily due to the forfeiture of unvested restricted stock and restricted stock units upon the retirement of our former Chief Executive Officer in May 2021, which resulted in an $11.5 million reversal of stock-based compensation expense.
•A decrease in sales and marketing expense of 18.1% ($3.3 million), primarily due to a decrease in sales commissions related to a decline in Consumer Loan assignment volume and a decrease in the size of our sales force.
•A decrease in interest expense of 12.9% ($6.2 million), primarily due to a decrease in our average cost of debt. The decrease in our average cost of debt was primarily the result of lower interest rates on recently-completed secured financings.
•A decrease in other income of 24.5% ($3.4 million) primarily due to a decrease in ancillary product profit sharing income due to an increase in average vehicle service contract claim rates.
•An increase in provision for income taxes of 190.1% ($59.7 million), primarily due to an increase in our taxable income.

The increase in GAAP net income for the six months ended June 30, 2021, as compared to the same period in 2020, was primarily the result of the following:
•A decrease in provision for credit losses of 101.9% ($503.3 million), due to:
•A decrease in provision for credit losses on forecast changes of $414.6 million, primarily due to an improvement in Consumer Loan performance in the current period, and the reduction to forecasted collection rates during the first quarter of 2020 to reflect the estimated long-term impact of COVID-19 on Consumer Loan performance.
•A decrease in provision for credit losses on new Consumer Loan assignments of $88.7 million, due to a decline in Consumer Loan assignment unit volume and a decrease in the average provision for credit losses per Consumer Loan assignment primarily due to a higher initial forecast on 2021 Consumer Loan assignments.
•An increase in finance charges of 17.6% ($130.2 million), primarily due to an increase in the yields on new Consumer Loan assignments primarily due to the adoption of CECL on January 1, 2020, which requires us to recognize finance charges on new Consumer Loan assignments using effective interest rates based on contractual future net cash flows, which are significantly in excess of our expected yields.
•A decrease in interest expense of 14.3% ($14.3 million), primarily due to a decrease in our average cost of debt. The decrease in our average cost of debt was primarily the result of lower interest rates on recently-completed secured financings.
•A loss on extinguishment of debt of $7.4 million related to the redemption of senior notes during the first quarter of 2020.
•A decrease in other income of 21.3% ($6.0 million), primarily due to a decrease in ancillary product profit sharing income due to an increase in average vehicle service contract claim rates and a decrease in interest income earned on restricted cash and cash equivalents primarily due to a decline in benchmark interest rates.

•An increase in operating expenses of 13.8% ($22.1 million), primarily due to:
•An increase in general and administrative expense of 112.8% ($33.4 million), primarily due to an increase in legal expenses, which included the recognition of a $27.2 million contingent loss during the first quarter of 2021 related to the Company and the Commonwealth of Massachusetts reaching an agreement in principle to settle pending litigation.
•A decrease in salaries and wages expense of 6.5% ($6.1 million), primarily due to:
•The forfeiture of unvested restricted stock and restricted stock units upon the retirement of our former Chief Executive Officer in May 2021, which resulted in an $11.5 million reversal of stock-based compensation expense.
•A decrease of $4.9 million in cash-based incentive compensation expense, primarily due to a change in the incentive compensation program for senior management, which eliminated annual cash awards in favor of longer-term equity awards, partially offset by an increase in profit sharing primarily due to an improvement in Company performance measures.
•An increase of $5.5 million primarily related to our information technology department.
•A decrease in sales and marketing expense of 13.9% ($5.2 million), primarily due to a decrease in sales commissions related to a decline in Consumer Loan assignment volume and a decrease in the size of our sales force.
•An increase in provision for income taxes of 6,287.5% ($150.9 million), primarily due to an increase in our taxable income.

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. In addition, effective January 1, 2020, certain debt facilities utilize adjusted financial information for the determination of loan collateral values. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, adjusted loans receivable and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and six months ended June 30, 2021, compared to the same periods in 2020, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Adjusted average capital	$7,370.1	$7,079.4	4.1%	$7,317.8	$6,972.5	5.0%
Adjusted net income	$230.3	$154.1	49.4%	$395.1	$329.8	19.8%
Adjusted interest expense (after-tax)	$32.9	$37.7	-12.7%	$67.1	$77.8	-13.8%
Adjusted net income plus interest expense (after-tax)	$263.2	$191.8	37.2%	$462.2	$407.6	13.4%
Adjusted return on capital	14.3%	10.8%	32.4%	12.6%	11.7%	7.7%
Cost of capital	5.6%	5.0%	12.0%	5.6%	5.2%	7.7%
Economic profit	$159.6	$103.5	54.2%	$259.1	$226.6	14.3%
Diluted weighted average shares outstanding	16,794,279	17,847,050	-5.9%	16,944,900	18,035,167	-6.0%
Adjusted net income per diluted share	$13.71	$8.63	58.9%	$23.32	$18.29	27.5%

Economic profit increased 54.2% and 14.3%, respectively, for the three and six months ended June 30, 2021, as compared to the same periods in 2020. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the changes in economic profit for the three and six months ended June 30, 2021, as compared to the same periods in 2020:

(In millions)	Year over Year Change in Economic Profit
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Increase in adjusted return on capital	$63.9	$34.4
Increase in adjusted average capital	4.2	11.4
Increase in cost of capital	(12.0)	(13.3)
Increase in economic profit	$56.1	$32.5

The increase in economic profit for the three months ended June 30, 2021, as compared to the same period in 2020, was primarily the result of the following:
•An increase in our adjusted return on capital of 350 basis points, primarily due to:
•An improvement in forecasted collection rates since March 2021, which is being recorded over time as an adjustment to the yield used to recognize adjusted finance charges, increased our adjusted return on capital by 300 basis points.
•A decrease in operating expenses increased our adjusted return on capital by 60 basis points as operating expenses decreased by 14.0% while adjusted average capital grew by 4.1%.
•An increase in our cost of capital of 60 basis points, primarily due to an increase in the 30-year Treasury rate, which is used in the average cost of equity calculation, partially offset by a decline in the average cost of debt.

The increase in economic profit for the six months ended June 30, 2021, as compared to the same period in 2020, was primarily the result of the following:
•An increase in our adjusted return on capital of 90 basis points, primarily due to:
•The improvement in forecasted collection rates since March 2021, which is being recorded over time as an adjustment to the yield used to recognize adjusted finance charges, increased our adjusted return on capital by 140 basis points.
•Faster growth in operating expenses decreased our adjusted return on capital by 30 basis points as operating expenses increased by 13.8% while adjusted average capital grew by 5.0%.
•An increase in our adjusted average capital of 5.0%, primarily due to growth in our loan portfolio and growth in cash and cash equivalents primarily as a result of cash generated from the completion of secured financings.
•An increase in our cost of capital of 40 basis points, primarily due to an increase in the 30-year Treasury rate, which is used in the average cost of equity calculation, partially offset by a decline in the average cost of debt.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Adjusted revenue as a percentage of adjusted average capital (1)	22.4%	20.4%	21.0%	19.2%	18.7%	20.9%	21.6%	21.6%
Operating expenses as a percentage of adjusted average capital (1)	3.8%	6.2%	4.7%	4.5%	4.6%	4.6%	5.0%	5.0%
Adjusted return on capital (1)	14.3%	11.0%	12.5%	11.3%	10.8%	12.6%	12.8%	12.8%
Percentage change in adjusted average capital compared to the same period in the prior year	4.1%	5.8%	7.7%	10.4%	11.4%	15.1%	14.9%	15.0%

(1)    Annualized.

The increase in adjusted revenue as a percentage of adjusted average capital for the three months ended June 30, 2021, as compared to the three months ended March 31, 2021, was primarily due to an improvement in forecasted collection rates since March 2021, which is being recorded over time as an adjustment to the yield used to recognize adjusted finance charges. The increase in adjusted revenue increased our adjusted return on capital by 150 basis points.

The decrease in operating expenses as a percentage of adjusted average capital for the three months ended June 30, 2021, as compared to the three months ended March 31, 2021, was due to a decrease in operating expenses of 37.7% ($42.4 million) and an increase in adjusted average capital of 1.4%. The decrease in operating expenses was primarily due to:
•A decrease in general and administrative expense of 63.3% ($29.2 million), primarily due to the recognition of a $27.2 million contingent loss during the first quarter of 2021 related to the Company and the Commonwealth of Massachusetts reaching an agreement in principle to settle pending litigation, and
•A decrease in salaries and wages expense of 22.1% ($10.9 million), primarily due to the forfeiture of unvested restricted stock and restricted stock units upon the retirement of our former Chief Executive Officer in May 2021, which resulted in an $11.5 million reversal of stock-based compensation expense.
The decrease in operating expenses increased our adjusted return on capital by 180 basis points.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Adjusted net income
GAAP net income (loss)	$288.6	$202.1	$166.3	$242.1	$96.4	$(83.8)	$161.9	$165.4
Floating yield adjustment (after-tax)	(37.9)	(54.7)	(47.6)	(54.7)	(51.3)	(16.0)	(14.3)	(14.5)
GAAP provision for credit losses (after-tax)	(23.5)	16.4	71.3	(23.0)	107.5	273.0	21.0	14.9
Senior notes adjustment (after-tax)	(0.6)	(0.5)	(0.6)	(0.4)	(0.6)	5.6	1.1	(0.6)
Income tax adjustment (1)	3.7	1.5	0.1	3.0	2.1	(3.1)	3.8	3.2
Adjusted net income	$230.3	$164.8	$189.5	$167.0	$154.1	$175.7	$173.5	$168.4

Adjusted net income per diluted share (2)	$13.71	$9.64	$10.75	$9.36	$8.63	$9.66	$9.22	$8.89
Diluted weighted average shares outstanding	16,794,279	17,099,058	17,633,553	17,849,765	17,847,050	18,185,465	18,827,222	18,950,866

Adjusted revenue
GAAP total revenue	$471.7	$451.0	$447.4	$426.5	$406.3	$389.1	$385.9	$378.7
Floating yield adjustment	(49.4)	(71.0)	(61.9)	(71.1)	(66.5)	(20.8)	(18.5)	(18.8)
GAAP provision for claims	(10.3)	(9.0)	(9.1)	(10.7)	(9.3)	(8.8)	(7.0)	(8.2)
Adjusted revenue	$412.0	$371.0	$376.4	$344.7	$330.5	$359.5	$360.4	$351.7

Adjusted average capital
GAAP average debt	$4,750.3	$4,701.6	$4,624.8	$4,735.2	$4,786.9	$4,597.2	$4,320.2	$4,230.2
GAAP average shareholders' equity	2,443.6	2,323.1	2,320.4	2,188.7	2,015.6	2,229.8	2,392.7	2,297.8
Deferred debt issuance adjustment	30.4	29.1	26.8	25.7	25.9	28.5	25.3	25.3
Senior notes adjustment	11.0	11.6	12.1	12.6	13.1	(15.9)	(20.1)	6.9
Income tax adjustment (3)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	253.3	318.7	308.5	341.1	356.4	144.5	64.3	64.9
Adjusted average capital	$7,370.1	$7,265.6	$7,174.1	$7,184.8	$7,079.4	$6,865.6	$6,663.9	$6,506.6

Adjusted revenue as a percentage of adjusted average capital (4)	22.4%	20.4%	21.0%	19.2%	18.7%	20.9%	21.6%	21.6%

Adjusted loans receivable
GAAP loans receivable, net	$6,768.1	$6,875.3	$6,787.9	$6,865.2	$6,749.8	$6,618.5	$6,685.2	$6,563.7
Floating yield adjustment	299.1	378.8	428.5	397.8	498.8	425.8	92.0	83.3
Adjusted loans receivable	$7,067.2	$7,254.1	$7,216.4	$7,263.0	$7,248.6	$7,044.3	$6,777.2	$6,647.0

Adjusted interest expense (after-tax)
GAAP interest expense	$42.0	$43.8	$45.1	$46.8	$48.2	$51.9	$51.0	$50.4
Senior notes adjustment	0.7	0.7	0.7	0.6	0.7	0.2	0.4	0.8
Adjusted interest expense (pre-tax)	42.7	44.5	45.8	47.4	48.9	52.1	51.4	51.2
Adjustment to record tax effect (1)	(9.8)	(10.3)	(10.6)	(10.9)	(11.2)	(12.0)	(11.9)	(11.7)
Adjusted interest expense (after-tax)	$32.9	$34.2	$35.2	$36.5	$37.7	$40.1	$39.5	$39.5

(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    Net income per share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per share information may not equal year-to-date net income per share.
(3)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(4)    Annualized.

(Dollars in millions)	For the Three Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Adjusted return on capital
Adjusted net income	$230.3	$164.8	$189.5	$167.0	$154.1	$175.7	$173.5	$168.4
Adjusted interest expense (after-tax)	32.9	34.2	35.2	36.5	37.7	40.1	39.5	39.5
Adjusted net income plus interest expense (after-tax)	$263.2	$199.0	$224.7	$203.5	$191.8	$215.8	$213.0	$207.9

Reconciliation of GAAP return on equity to adjusted return on capital (4)
GAAP return on equity (1)	47.2%	34.8%	28.7%	44.2%	19.1%	-15.0%	27.1%	28.8%
Non-GAAP adjustments	-32.9%	-23.8%	-16.2%	-32.9%	-8.3%	27.6%	-14.3%	-16.0%
Adjusted return on capital (2)	14.3%	11.0%	12.5%	11.3%	10.8%	12.6%	12.8%	12.8%

Economic profit
Adjusted return on capital	14.3%	11.0%	12.5%	11.3%	10.8%	12.6%	12.8%	12.8%
Cost of capital (3) (4)	5.6%	5.5%	5.2%	5.0%	5.0%	5.4%	5.8%	5.8%
Adjusted return on capital in excess of cost of capital	8.7%	5.5%	7.3%	6.3%	5.8%	7.2%	7.0%	7.0%
Adjusted average capital	$7,370.1	$7,265.6	$7,174.1	$7,184.8	$7,079.4	$6,865.6	$6,663.9	$6,506.6
Economic profit	$159.6	$99.5	$131.6	$113.1	$103.5	$123.1	$116.9	$113.2

Reconciliation of GAAP net income (loss) to economic profit
GAAP net income (loss)	$288.6	$202.1	$166.3	$242.1	$96.4	$(83.8)	$161.9	$165.4
Non-GAAP adjustments	(58.3)	(37.3)	23.2	(75.1)	57.7	259.5	11.6	3.0
Adjusted net income	230.3	164.8	189.5	167.0	154.1	175.7	173.5	168.4
Adjusted interest expense (after-tax)	32.9	34.2	35.2	36.5	37.7	40.1	39.5	39.5
Adjusted net income plus interest expense (after-tax)	263.2	199.0	224.7	203.5	191.8	215.8	213.0	207.9
Less: cost of capital	103.6	99.5	93.1	90.4	88.3	92.7	96.1	94.7
Economic profit	$159.6	$99.5	$131.6	$113.1	$103.5	$123.1	$116.9	$113.2

Operating expenses
GAAP salaries and wages	$38.4	$49.3	$46.1	$46.6	$48.8	$45.0	$49.4	$47.9
GAAP general and administrative	16.9	46.1	22.8	17.2	14.6	15.0	17.2	17.2
GAAP sales and marketing	14.9	17.2	15.6	16.6	18.2	19.1	17.1	16.6
Operating expenses	$70.2	$112.6	$84.5	$80.4	$81.6	$79.1	$83.7	$81.7

Operating expenses as a percentage of adjusted average capital (4)	3.8%	6.2%	4.7%	4.5%	4.6%	4.6%	5.0%	5.0%

Percentage change in adjusted average capital compared to the same period in the prior year	4.1%	5.8%	7.7%	10.4%	11.4%	15.1%	14.9%	15.0%

(1)    Calculated by dividing GAAP net income (loss) by GAAP average shareholders' equity.
(2)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.
(3)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Average 30-year Treasury rate	2.3%	2.0%	1.6%	1.4%	1.4%	1.8%	2.2%	2.3%
Adjusted pre-tax average cost of debt (4)	3.6%	3.8%	3.9%	4.0%	4.1%	4.5%	4.8%	4.8%

(4)    Annualized.

(In millions, except share and per share data)	For the Six Months Ended June 30,
	2021	2020
Adjusted net income
GAAP net income	$490.7	$12.6
Floating yield adjustment (after-tax)	(92.6)	(67.3)
GAAP provision for credit losses (after-tax)	(7.1)	380.5
Senior notes adjustment (after-tax)	(1.1)	5.0
Income tax adjustment (1)	5.2	(1.0)
Adjusted net income	$395.1	$329.8

Adjusted net income per diluted share	$23.32	$18.29
Diluted weighted average shares outstanding	16,944,900	18,035,167

Adjusted average capital
GAAP average debt	$4,726.0	$4,692.0
GAAP average shareholders' equity	2,383.3	2,122.7
Deferred debt issuance adjustment	29.7	27.3
Senior notes adjustment	11.3	(1.4)
Income tax adjustment (2)	(118.5)	(118.5)
Floating yield adjustment	286.0	250.4
Adjusted average capital	$7,317.8	$6,972.5

Adjusted interest expense (after-tax)
GAAP interest expense	$85.8	$100.1
Senior notes adjustment	1.4	0.9
Adjusted interest expense (pre-tax)	87.2	101.0
Adjustment to record tax effect (1)	(20.1)	(23.2)
Adjusted interest expense (after-tax)	$67.1	$77.8

Adjusted return on capital
Adjusted net income	$395.1	$329.8
Adjusted interest expense (after-tax)	67.1	77.8
Adjusted net income plus interest expense (after-tax)	$462.2	$407.6

Reconciliation of GAAP return on equity to adjusted return on capital (6)
GAAP return on equity (3)	41.2%	1.2%
Non-GAAP adjustments	-28.6%	10.5%
Adjusted return on capital (4)	12.6%	11.7%

Economic profit
Adjusted return on capital	12.6%	11.7%
Cost of capital (5) (6)	5.6%	5.2%
Adjusted return on capital in excess of cost of capital	7.0%	6.5%
Adjusted average capital	$7,317.8	$6,972.5
Economic profit	$259.1	$226.6

Reconciliation of GAAP net income to economic profit
GAAP net income	$490.7	$12.6
Non-GAAP adjustments	(95.6)	317.2
Adjusted net income	395.1	329.8
Adjusted interest expense (after-tax)	67.1	77.8
Adjusted net income plus interest expense (after-tax)	462.2	407.6
Less: cost of capital	203.1	181.0
Economic profit	$259.1	$226.6

Operating expenses
GAAP salaries and wages	$87.7	$93.8
GAAP general and administrative	63.0	29.6
GAAP sales and marketing	32.1	37.3
Operating expenses	$182.8	$160.7

(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    The enactment of the 2017 Tax Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(3)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(4)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.
(5)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 - tax rate) x (the average 30-year Treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Six Months Ended June 30,
	2021	2020
Average 30-year Treasury rate	2.2%	1.6%
Adjusted pre-tax average cost of debt (6)	3.7%	4.3%

(6)    Annualized.

Floating Yield Adjustment
The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. We believe the economics of our business are best exhibited by recognizing loan revenue on a level-yield basis over the life of the loan based on expected future net cash flows. The purpose of this non-GAAP adjustment is to provide insight into our business by showing this level yield measure of income. Under GAAP, contractual amounts due in excess of the loan receivable balance at the time of assignment will be reflected as interest income, while contractual amounts due that are not expected to be collected are reflected in the provision for credit losses. Our non-GAAP floating yield adjustment recognizes the net effects of contractual interest income and expected credit losses in a single measure of finance charge revenue, consistent with how we manage our business. The floating yield adjustment recognizes revenue on a level-yield basis based upon expected future net cash flows, with any changes in expected future net cash flows, which are recognized immediately under GAAP as provision for credit losses, recognized over the remaining forecast period (up to 120 months after the origination date of the underlying Consumer Loans) for each individual dealer loan and purchased loan. The floating yield adjustment does not accelerate revenue recognition. Rather, it reduces revenue by taking amounts that are reported under GAAP as provision for credit losses and instead treating them as reductions of revenue over time.

On January 1, 2020, we adopted CECL, which changed our GAAP methodology. Under the GAAP methodology we employed prior to January 1, 2020, net loan income was based on expected future net cash flows and was recognized on a level-yield basis over the estimated life of the loan. Favorable changes in expected future net cash flows were treated as increases to the yield and were recognized over time, while unfavorable changes were recorded as current period provision for credit losses expense. We do not believe the GAAP methodology we employed prior to January 1, 2020 provided sufficient transparency into the economics of our business due to its asymmetrical treatment of favorable and unfavorable changes to expected future net cash flows. While CECL eliminated that asymmetrical treatment of changes in expected future net cash flows from the GAAP methodology we employ by requiring both favorable and unfavorable changes to expected future net cash flows to be immediately recognized as current period provision for credit losses expense, it introduced a different asymmetry by requiring us to recognize at the time of the loan’s assignment to us a significant provision for credit losses expense for amounts we never expect to realize and to recognize in subsequent periods finance charge revenue that is significantly in excess of our expected yields. Our floating yield adjustment enables us to provide measures of income that are not impacted by GAAP’s asymmetrical treatments of estimates.

We believe the floating yield adjustment is presented in a manner which reflects both the economic reality of our business and how the business is managed and provides valuable supplemental information to help investors better understand our business, executive compensation, liquidity and capital resources.
Senior Notes Adjustment
The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously-issued senior notes.
On December 18, 2019, we issued $400.0 million of 5.125% senior notes due 2024 (the “2024 senior notes”). We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of our 6.125% senior notes due 2021 (the “2021 senior notes”), of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We used the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility, to redeem in full the $250.0 million outstanding principal amount of our 7.375% senior notes due 2023 (the "2023 senior notes") on March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020. Under GAAP, the first quarter of 2020 included (i) a pre-tax loss on extinguishment of debt of $7.4 million related to the redemption of 2023 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.4 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.
On January 22, 2014, we issued the 2021 senior notes. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 senior notes”). Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs and are being recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred and is being recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and are being recognized ratably over the term of the 2024 senior notes.
We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 12, 2021, and other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

Industry, Operational and Macroeconomic Risks
•The outbreak of COVID-19 has adversely impacted our business, and the continuance of this pandemic, or any future outbreak of any contagious diseases or other public health emergency, could materially and adversely affect our business, financial condition, liquidity and results of operations.
•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•The concentration of our dealers in several states could adversely affect us.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign information technology personnel could be hindered by immigration restrictions.
•We may be unable to execute our business strategy due to current economic conditions.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.
•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

Capital and Liquidity Risks
•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a material adverse impact on our operations.
•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.
•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.
•The phaseout of the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with a different reference rate, could result in a material adverse effect on our business.

•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.
•We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

Information Technology and Cybersecurity Risks
•Our dependence on technology could have a material adverse effect on our business.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability and damage our reputation.

Legal and Regulatory Risks
•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.
•The regulations to which we are or may become subject could result in a material adverse effect on our business.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition and results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on July 29, 2021 at 5:00 p.m. Eastern Time to answer questions related to our second quarter results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by dialing 877-303-2904. Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Finance charges	$445.4	$378.2	$870.3	$740.1
Premiums earned	15.8	14.2	30.2	27.1
Other income	10.5	13.9	22.2	28.2
Total revenue	471.7	406.3	922.7	795.4
Costs and expenses:
Salaries and wages	38.4	48.8	87.7	93.8
General and administrative	16.9	14.6	63.0	29.6
Sales and marketing	14.9	18.2	32.1	37.3
Provision for credit losses	(30.5)	139.4	(9.2)	494.1
Interest	42.0	48.2	85.8	100.1
Provision for claims	10.3	9.3	19.3	18.1
Loss on extinguishment of debt	—	—	—	7.4
Total costs and expenses	92.0	278.5	278.7	780.4
Income before provision for income taxes	379.7	127.8	644.0	15.0
Provision for income taxes	91.1	31.4	153.3	2.4
Net income	$288.6	$96.4	$490.7	$12.6

Net income per share:
Basic	$17.19	$5.40	$28.99	$0.70
Diluted	$17.18	$5.40	$28.96	$0.70

Weighted average shares outstanding:
Basic	16,790,189	17,844,785	16,924,014	18,015,125
Diluted	16,794,279	17,847,050	16,944,900	18,035,167

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	June 30, 2021	December 31, 2020
ASSETS:
Cash and cash equivalents	$383.5	$16.0
Restricted cash and cash equivalents	477.4	380.2
Restricted securities available for sale	69.3	66.1

Loans receivable	9,966.5	10,124.8
Allowance for credit losses	(3,198.4)	(3,336.9)
Loans receivable, net	6,768.1	6,787.9

Property and equipment, net	57.7	59.4
Income taxes receivable	17.9	147.0
Other assets	27.5	32.4
Total Assets	$7,801.4	$7,489.0

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$226.3	$186.7
Revolving secured line of credit	—	95.9
Secured financing	3,978.5	3,711.6
Senior notes	791.5	790.6
Mortgage note	10.1	10.5
Deferred income taxes, net	401.8	391.0
Income taxes payable	0.2	0.2
Total Liabilities	5,408.4	5,186.5

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 16,003,249 and 17,092,432 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	0.2	0.2
Paid-in capital	150.8	161.9
Retained earnings	2,241.1	2,138.8
Accumulated other comprehensive income	0.9	1.6
Total Shareholders' Equity	2,393.0	2,302.5
Total Liabilities and Shareholders' Equity	$7,801.4	$7,489.0